Mail Stop 6010




July 26, 2005


Gideon Wertheizer, Chief Executive Officer
CEVA, Inc.
2033 Gateway Place, Suite 150
San Jose, California 95110


Via U S Mail and FAX [ (408) 514-2993 ]


Re:	CEVA, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	Form 10-Q for the fiscal quarter ended March 31, 2005
	File No.  0-49842

Dear Mr. Wertheizer:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant




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